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Exhibit 99(a)(1)(iii)

Class A-1 Common Stock

Supplement to the Offer to Purchase for Cash
Shares of Class A-1 Common Stock
Dated October 13, 2010
by
CBOE Holdings, Inc.
to
Increase the Purchase Price to $25.00 per Share
and
Decrease the Number of Shares Subject to the Offer to 5,983,713 Shares

THE OFFER AND YOUR RIGHT TO WITHDRAW WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, NOVEMBER 23, 2010, UNLESS THE OFFER IS FURTHER EXTENDED.

        On October 13, 2010, CBOE Holdings, Inc., a Delaware corporation ("CBOE Holdings," "we," or "us"), distributed an Offer to Purchase (the "Original Offer to Purchase") and a related Letter of Transmittal in connection with its offer to purchase up to 6,648,570 shares of its class A-1 common stock at a price of $22.50 per share, in cash, without interest, subject to the terms and conditions set forth in the Original Offer to Purchase.

        CBOE Holdings, by this supplement (this "Supplement," and together with the Original Offer to Purchase, the "Offer to Purchase"), amends the Original Offer to Purchase.

        The offer is amended to:

  •
  Increase the price per share offered for class A-1 common stock to $25.00;

  •
  Decrease the number of shares of class A-1 common stock we are offering to purchase to 5,983,713;

  •
  Decrease the total percentage of outstanding shares of class A-1 common stock we are offering to purchase to 13.5%;

  •
  Make corresponding changes to our modified proration procedure, as more fully described below; and

  •
  Extend the expiration date to 5:00 p.m., New York City time, on Tuesday, November 23, 2010.

        We are conducting a concurrent tender offer for our class A-2 common stock, which is being made pursuant to a separate Offer to Purchase and related Letter of Transmittal. The offer for our class A-2 common stock is being similarly amended and supplemented.

        The offer is not conditioned on any minimum number of shares being tendered. The offer is, however, subject to certain other conditions. See Section 6 of the Original Offer to Purchase.

The date of this Supplement is November 8, 2010

IMPORTANT

        If you have not previously tendered shares of class A-1 common stock and you wish to tender all or any portion of your shares, you should follow the instructions described in Section 3 of the Original Offer to Purchase. You may tender your shares, using the Letter of Transmittal provided with the Original Offer to Purchase, at the increased purchase price of $25.00 using the same procedures for tendering shares that previously applied to the offer, as set forth in the Original Offer to Purchase.

        If you have previously tendered shares of class A-1 common stock, and you do not wish to withdraw the tender of all or any portion of those shares, you do not need to take any further action in response to this Supplement in order to receive the increased consideration of $25.00 per share.

        If you have previously tendered shares of class A-1 common stock, and you wish to withdraw the tender of all or any portion of those shares, please follow the procedures for withdrawal of tendered shares, as set forth in Section 5 of the Original Offer to Purchase.

        If you have previously tendered shares of class A-1 common stock, and you wish to increase the number of shares tendered, please follow the procedures for withdrawal of tendered shares, as set forth in Section 5 of the Original Offer to Purchase, and withdraw all previously tendered shares, then submit a new Letter of Transmittal for the larger number of shares using the same procedures for tendering shares that previously applied to the offer, as set forth in Section 3 of the Original Offer to Purchase. If you need additional copies of the Letter of Transmittal, you should contact BNY Mellon at one of the addresses or telephone numbers set forth on the back cover of this Supplement.

To the holders of our class A-1 common stock:

        We have determined to increase the price per share at which stockholders may tender in the offer. In order to keep the total dollar value of the offer the same as the Original Offer to Purchase, we are decreasing the total number of shares subject to the offer.

        As a result, we have amended the offer to increase the price per share at which stockholders may tender shares of class A-1 common stock for purchase by us, and to decrease the total number of shares subject to the offer. Subject to the terms and conditions of the offer, we are now offering to purchase up to 5,983,713 shares at a price of $25.00 per share, in cash, without interest. The offer will now expire at 5:00 P.M., New York City time, on Tuesday, November 23, 2010, unless further extended.

        Our board of directors has approved this offer. However, neither we, our board of directors nor BNY Mellon Shareowner Services (which is acting as the Information Agent and the Depositary for this offer) is making any recommendation whether you should tender or not tender your shares. You must make your own decision whether to tender your shares and, if so, how many shares to tender.

        This Supplement should be read in conjunction with the Original Offer to Purchase.

        Each reference in the Original Offer to Purchase to the purchase price per share under the offer of "$22.50" is hereby amended by replacing it with "$25.00" and each reference to the number of shares subject to the offer of "6,648,570" is hereby amended by replacing it with "5,983,713".

        Each reference in the Original Offer to Purchase to the total percentage of outstanding shares of class A-1 common stock we are offering to purchase is hereby amended by replacing "15%" with "13.5%"; each reference to the percentage of your shares we will purchase is hereby amended by replacing "15%" with "13.5%"; and each reference to the fact that we may purchase shares you tender in excess of 15% of your holdings depending on tenders by other class A-1 stockholders is hereby amended by replacing "15%" with "13.5%".

        We are extending the time at which the offer expires to 5:00 p.m., New York City time, on Tuesday, November 23, 2010. Each reference in the Original Offer to Purchase to an expiration date is hereby amended by replacing "5:00 p.m., New York City time, on Friday November 12, 2010" with "5:00 p.m., New York City time, on Tuesday, November 23, 2010".

        Under the heading "Amendments to Specific Provisions" below, we have indicated other provisions in the Original Offer to Purchase that are specifically amended by this Supplement and set forth the corresponding amendments. This Supplement, the Original Offer to Purchase and any related Letter of Transmittal, as each may be further amended or supplemented from time to time, constitute the "tender offer" or the "offer." Section references used in this Supplement refer to the Sections of the Original Offer to Purchase, as amended by this Supplement and as may be further amended or supplemented from time to time. Capitalized terms not otherwise defined herein shall have the meaning given to them in the Original Offer to Purchase.

 Amendments to Specific Provisions

Summary Term Sheet: Questions and Answers about our Offer

        The following questions and answers in the Summary Term Sheet in the Original Offer to Purchase are amended and restated as follows:

Q5.
How many shares can I sell in the tender offer? (Sections 1 and 4)

A.
You may tender up to all of the shares of class A-1 common stock you hold of record as of the expiration of the offer. We will purchase shares you tender up to 13.5% of the shares of class A-1 common stock you hold. We may purchase the shares you tender in excess of 13.5% of the shares of class A-1 common stock you hold depending on tenders by other class A-1 stockholders. To the extent some stockholders tender less than 13.5% of their shares of class A-1 common stock, then the aggregate shortfall will be allocated on a pro rata basis to the stockholders that have tendered more than 13.5% of their shares of class A-1 common stock. Each stockholder of record at the expiration of the offer is considered separately in determining shares eligible for purchase.

Q6.
What happens if, prior to the expiration of the offer, I transfer some of my shares in accordance with the certificate of incorporation?

A.
We will still purchase the shares you tender up to 13.5% of the shares of class A-1 common stock you hold. However, any transfer before the expiration of the offer will reduce your aggregate holdings and thereby reduce the number of shares of class A-1 common stock that you are assured of selling in the offer.

Q11.
What are the United States federal income tax consequences if I tender my shares? (Section 13)

A.
The federal income tax consequences of a sale of shares pursuant to the tender offer are described more fully in Section 13 ("Income Tax Consequences") below. Please note that federal income tax consequences of participation in the tender offer may vary, and that in order to assure capital gains treatment for your sale in the tender offer (and assuming (1) no person related to you under Code Section 318 owns any CBOE Holdings common stock and (2) no related contemporaneous dispositions or acquisitions of CBOE Holdings common stock are made by you), it may be necessary both to tender at least 13.5% of your shares of Class A-1 common stock and to tender at least 13.5% of your Class A-2 common stock in the concurrent tender offer. You are urged to consult your own tax and financial advisers to determine the particular tax consequences to you of the sale of shares in the tender offer.

        The Summary Term Sheet in the Original Offer to Purchase is amended to add the following question and answer:

Q23.
If I tendered shares under the Original Offer to Purchase and I do not wish to withdraw all or any portion of those shares, do I need to do anything further?

  No. If you have previously tendered shares, and you do not wish to withdraw the tender of all or any portion of those shares, you do not need to take any further action in response to this Supplement in order to receive the increased consideration of $25.00 per share.

Q24.
If I tendered shares under the Original Offer to Purchase and I wish to increase the number of shares tendered, what do I need to do? (Sections 3 and 5)

  If you have previously tendered shares, and wish to increase the number of shares tendered, you must withdraw all previously tendered shares, and submit a new letter of transmittal for the larger number of shares.

Introduction

        The eighth paragraph of the Introduction in the Original Offer to Purchase is amended and restated as follows:

        As of November 8, 2010, we had 44,323,803 shares of class A-1 common stock issued and outstanding. The 5,983,713 shares that we are now offering to purchase (giving effect to this Supplement) pursuant to the offer represents 13.5% of the shares of class A-1 common stock outstanding on November 8, 2010, and approximately 5.74% of all shares of all classes of common stock outstanding on November 8, 2010. We will retire the shares of class A-1 common stock that we purchase pursuant to the offer.

2.     Purpose of the Offer

        The third paragraph under Section 2 of the Original Offer to Purchase is hereby amended and restated as follows:

        We are offering to purchase a total of 5,983,713 shares of our class A-1 common stock, which is 13.5% of our total shares of class A-1 common stock outstanding as of the commencement of the offer. If the offer is fully subscribed, we will purchase a total of 5,983,713 shares of class A-1 common stock and pay an aggregate of $149,592,825 to purchase these shares.

3.     Procedures for Tendering Shares.

        Section 3 of the Original Offer to Purchase is hereby amended to add the following paragraphs:

        Evidence of Authority.    If you are a registered holder which is a trust, partnership, limited liability company, corporation or other entity and you wish to tender shares in the offers, your Letter of Transmittal tendering shares must be accompanied by evidence that the person signing the Letter of Transmittal is authorized to act on the registered holder's behalf. If you are a registered holder who is an individual signing on his or her own behalf, you do not need to provide any evidence of authority to act. The following is a description of acceptable evidence of such authority.

        If the person signing the Letter of Transmittal is acting as trustee or in any fiduciary or representative capacity for the registered holder, the Letter of Transmittal should be accompanied by evidence that the person signing is authorized to act on behalf of the registered holder. Acceptable evidence includes copies of the applicable provisions of the trust agreement, will, letters testamentary or other instrument.

        If the registered holder is a corporation, the Letter of Transmittal should be accompanied by (A) resolutions of its board of directors, certified by the corporate secretary, authorizing the corporation to tender shares or (B) a corporate secretary's certificate attesting to the authority of the person signing on the corporation's behalf.

        If the registered holder is a partnership, the Letter of Transmittal should be accompanied by evidence that the person signing is authorized to act on behalf of the partnership. Acceptable evidence includes copies of the applicable provisions of the partnership agreement (and applicable provisions of the organizational documents or partnership agreement(s) of the general partner(s) of such partnership).

        If the registered holder is a limited liability company, the Letter of Transmittal should be accompanied by evidence that the person signing is authorized to act on behalf of the limited liability company. Acceptable evidence includes copies of the applicable provisions of the limited liability company agreement (and applicable provisions of the organizational documents or partnership or limited liability company agreement(s) of the manager(s) or managing member(s) of such limited liability company).

        If the registered holder is any other type of entity, the Letter of Transmittal should be accompanied by extracts and certified copies of similar documents pursuant to which the person signing is authorized to act on behalf of the entity.

4.     Acceptance for Payment and Payment for Shares.

        The second paragraph under Section 4 of the Original Offer to Purchase is hereby amended and restated as follows:

        Proration.    We have been granted no-action relief by the staff of the Securities and Exchange Commission, by letter dated May 10, 2010, regarding Rule 13e-4(f)(3) and the modified proration procedure described below. If the aggregate number of shares tendered in the offer is equal to or less than 5,983,713, we will purchase all shares properly tendered and not withdrawn. If more than 5,983,713 shares in the aggregate are properly tendered and not withdrawn, we will purchase properly tendered shares in the following order of priority:

        (i)    First:    We will purchase all shares properly tendered and not withdrawn from each tendering holder, up to 13.5% of such holder's shares of class A-1 common stock (rounded down to the nearest whole share if the percentage results in a fractional share) at the expiration of the offer.

        (ii)    Second:    Following our purchase of up to 13.5% of each tendering holder's shares of class A-1 common stock, if we have not purchased a total of 5,983,713 shares, then we will have capacity to purchase "Excess Shares" at the expiration of the offer. "Excess Shares" refers to the number of shares tendered by a holder in excess of the number of shares purchased pursuant to clause (i) above. If we have capacity to purchase Excess Shares, then we will purchase additional shares from stockholders that have tendered Excess Shares in an amount equal to the percentage of Excess Shares that we have the capacity to acquire multiplied by each holder's Excess Shares. In other words, we will purchase Excess Shares from each stockholder according to the following formula:

        [A/B] × C

        where:

        A = The aggregate number of Excess Shares we have the capacity to acquire

        B= The aggregate number of Excess Shares tendered by all stockholders

        C= The number of Excess Shares tendered by such stockholder.

7.     Price Range of the Shares; Dividends.

        Section 7 of the Original Offer to Purchase is hereby amended and restated as follows:

        On November 5, 2010, the reported closing price of the unrestricted common stock on Nasdaq was $24.65 per share. You should obtain a current market quotation for our unrestricted common stock, which could be the same as or higher or lower than the tender offer price, prior to tendering any shares in this offer. The following table sets forth the high and low sale prices of the unrestricted common stock since our initial public offering:

Year Ending December 31, 2010	High	Low
Second Quarter (from June 15, 2010)	$34.18	$30.76
Third Quarter	32.50	19.60
Fourth Quarter (through November 5, 2010)	25.00	19.83

        On September 24, 2010, CBOE Holdings paid a quarterly dividend of $0.10 per share of common stock. On November 2, 2010, CBOE Holdings announced a quarterly dividend of $0.10 per share of common stock payable on December 24, 2010 to stockholders of record at the close of business on December 3, 2010. Pursuant to our certificate of incorporation, each class of common stock has equal rights with respect to cash dividends. As disclosed in our initial public offering prospectus, our board of directors currently expects to continue to declare dividends on our common stock in the future. The board's determination to declare dividends will depend upon the profitability and financial condition of CBOE Holdings and its subsidiaries, contractual restrictions, restrictions imposed by applicable law and the SEC and other factors that the CBOE Holdings board of directors deems relevant.

8.     Source and Amount of Funds.

        The first paragraph of Section 8 of the Original Offer to Purchase is hereby amended and restated as follows:

        We are offering to purchase up to 5,983,713 shares of class A-1 common stock, which is 13.5% of the aggregate number of shares of our class A-1 common stock outstanding as of the expiration of the offer. If the offer is fully subscribed, we will purchase 5,983,713 shares and pay a total of $149,592,825 to purchase these shares.

13.   Income Tax Consequences.

        The ninth paragraph of Section 13 (the sixth paragraph under the subheading "U.S. Federal Income Tax Treatment of U.S. Holders—Characterization of Sale of Shares Pursuant to the Offer") of the Original Offer to Purchase is hereby amended and restated as follows:

        Contemporaneous dispositions or acquisitions of shares by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 Tests have been satisfied. Each U.S. Holder should be aware that, because proration may occur in the offer, even if all the shares actually and constructively owned by a stockholder are tendered pursuant to the offer, fewer than all of these shares may be purchased by us. Thus, proration may affect whether the surrender of shares by a stockholder pursuant to the offer will meet any of the Section 302 Tests. Thus, assuming (1) no person related to a U.S. Holder owns any CBOE Holdings shares and (2) the U.S. Holder does not engage in any related contemporaneous dispositions or acquisitions of CBOE Holdings shares, a U.S. Holder will only be able to assure capital gains treatment if the holder both tenders at least 13.5% of its shares of Class A-1 common stock and tenders at least 13.5% of its Class A-2 common stock in the concurrent tender offer. U.S. Holders should consult their own tax advisors regarding the application of the three Section 302 Tests to their particular circumstances, including the effect of the prorations and constructive ownership rules on their sale of shares pursuant to the offer.

        The Letter of Transmittal and any other required documents should be sent or delivered by each stockholder to BNY Mellon at one of its addresses set forth below.

The Information Agent and Depositary for the offer is:

BNY MELLON SHAREOWNER SERVICES

By Mail:	By Overnight Courier or By Hand:
BNY Mellon Shareowner Services Attn: Corporate Action Dept. P.O. Box 3301 South Hackensack, NJ 07606	BNY Mellon Shareowner Services Attn: Corporate Action Dept., 27th Floor 480 Washington Boulevard Jersey City, NJ 07310

        For additional information, please call BNY Mellon Shareowner Services at (866) 353-0872. Holders outside the U.S., Canada and Puerto Rico can call (201) 680-6579 (collect).

        Any questions or requests for assistance or additional copies of this Supplement, the Offer to Purchase or the Letter of Transmittal may be directed to BNY Mellon at the telephone numbers and locations listed above.

November 8, 2010

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  Exhibit 99(a)(1)(iii)
  Class A-1 Common Stock
Amendments to Specific Provisions